COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES FILING OF NOTICE OF APPEAL WITH RESPECT TO COMERICA PRELIMINARY INJUNCTION

Irvine, CA – November 8, 2005 – Commercial Capital Bancorp, Inc. (the “Company” or “CCBI”), (NASDAQ: “CCBI”), announced today that it has filed a Notice of Appeal with respect to the preliminary injunction granted on November 7, 2005 by the Superior Court of California, County of San Francisco, in favor of Comerica Bank (“Comerica”) against CCBI, its banking subsidiary, Commercial Capital Bank (the “Bank”), and 24 former employees of Comerica who joined the Bank from Comerica’s Western Market-based Financial Services Division. The preliminary injunction prohibits CCBI, the Bank, and the former Comerica employees from using, destroying, concealing and/or disclosing any of Comerica Bank’s confidential, proprietary or trade secret information, and from soliciting certain of Comerica’s customers, vendors and employees, during the period that Comerica’s lawsuit against such parties is pending. The preliminary injunction also orders the former Comerica employees, CCBI and the Bank to return any proprietary documents and information that the former Comerica employees are alleged to have taken from Comerica. Comerica filed suit against CCBI and the 24 former employees on July 29, 2005, and obtained a temporary restraining order against them August 1, 2005. In the lawsuit, Comerica is seeking exemplary and punitive damages against CCBI, the Bank and the former Comerica employees, alleging violations of Comerica’s internal policies and California state laws.

In announcing the filing of the notice of appeal, Stephen H. Gordon, CCBI’s Chairman and Chief Executive Officer, stated, “We are disappointed with the Court’s ruling, but it does not change the fact that we believe that Comerica’s lawsuit against CCBI is without merit and that we will vigorously defend against the lawsuit.” Gordon continued, “As we have stated before, we are a company built upon a strong foundation of both corporate and personal ethics, morals and values. In conducting our business, we do not need to use, nor want to use, another company’s confidential, proprietary or trade secret information regarding its customers, employees or vendors.”

Commercial Capital Bancorp, Inc. is a diversified financial services company, with $5.2 billion of total assets, at September 30, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

Contact:

Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174